Exhibit 10.3

AMENDMENT NO. 1 TO
EXCUTIVE SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT
FOR JOSEPH W. KILEY III

THIS AMENDMENT No. 1 (the “Amendment”) is adopted effective as of May 12, 2023 by and between First Financial Northwest Bank, a Washington state chartered commercial bank (the “Bank”), and Joseph W. Kiley III (“the “Participant”).
WHEREAS, the Bank and the Participant previously entered into an Executive Supplemental Retirement Plan Participation Agreement for the benefit of the Executive, which was originally effective as of July 1, 2013 and which was most recently amended and restated as of January 10, 2020 (the “2013 SERP”);

WHEREAS, the parties desire to amend the 2013 SERP to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Paragraph 5.E of the 2013 SERP gives the Bank the exclusive right to amend, modify or terminate the 2013 SERP, subject to the Bank giving the Executive 30 days’ written notice prior to the effective date of the amendment; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive hereby amend the SERP as follows:
1. The second and third sentences of Section 1, Paragraph A of the 2013 SERP are hereby amended to read in their entirety as follows:
“For purposes of the preceding sentence, “Involuntary Termination” and “Change in Control” shall have the same meaning as in the Participant’s employment agreement dated December 2, 2013, as such employment agreement may be amended or restated from time to time. If the above requirements are satisfied and if the Participant executes and does not revoke the general release of claims as required below, then upon the first day of a month during the 90-day period beginning with the date of the Participant’s “separation from service” (as that phrase is defined in Section 409A of the Internal Revenue Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”)), taking into account the rules and presumptions provided for in the Section 409A regulations, from the Bank and all other related entities (as determined under Section 409A), the Bank shall begin paying to the Participant an annual pension of Twenty Eight Thousand ($28,000) Dollars for 15 years, payable in monthly installments (180 months in total), with the first installment due on the above date and with the remaining installments due on the first day of each following month.”

2. The last sentence of Section 1, Paragraph A of the 2013 SERP is hereby amended to read in its entirety as follows”
“No payments shall be made under this Paragraph 1.A unless the Participant timely executes a release substantially in the form attached as Exhibit A hereto so that the revocation period expires before the 60th day following the date of the Participant’s separation from service as defined herein.”
3. By signing this Amendment, the Participant hereby waives his right to receive 30 days’ advance notice of the effective date of this Amendment.
4. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the 2013 SERP.
5. All other provisions of the 2013 SERP shall continue in full force and effect.
(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Participant and by a duly authorized representative of the Bank.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Roger H. Molvar
Name:	Roger H. Molvar
Title:	Chair, Compensation and Awards Committee

PARTICIPANT

By:	/s/Joseph W. Kiley III
Name:	Joseph W. Kiley III